EXHIBIT 3.47
LIMITED LIABILITY COMPANY AGREEMENT
OF
TERRA LP HOLDINGS LLC
     This LIMITED LIABILITY COMPANY AGREEMENT OF TERRA LP HOLDINGS LLC (this “Agreement”), dated as of December 4, 2009, is adopted, executed and agreed to by the sole Member (as defined below).
     1. Formation. Terra LP Holdings LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).
     2. Term. The Company shall have a perpetual existence.
     3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
     4. Sole Member. Terra Nitrogen Corporation, a Delaware corporation, shall be the sole member of the Company (the “Member”).
     5. Contributions. The Member has made an initial contribution to the capital of the Company, as reflected in the Company’s books and records. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     6. Taxes. The Company and the Member acknowledge that, for federal income tax purposes, the Company initially has elected to be treated as an association taxable as a corporation pursuant to an election made by the Company under Treasury Regulation § 301.7701-3.
     7. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.
     8. Management.
     (a) Management by Board of Directors. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a Board of Directors elected in accordance with Section 8(d) (the “Board of Directors”), who shall make all decisions and take all actions for the Company.
     (b) Number. The Board of Directors will consist of one or more persons with the number thereof to be determined from time to time by approval of the Member. The number of initial Directors will be initially be three.
LLC Agreement — Terra LP Holdings LLC

     (c) Initial Directors. The initial Directors will be Michael L. Bennett, Daniel D. Greenwell and John W. Huey.
     (d) Election of Directors. The Member shall have the sole authority with respect to the election and removal of the Directors as provided in this Section 8(d). Director vacancies existing from time to time will be filled by nominees elected by the Member. Each Director shall serve as a manager of the Company until his successor is elected and qualified or until his earlier death, resignation or removal. Any Director may resign upon written notice to the Member. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, no acceptance of such resignation shall be necessary for such resignation to become effective. Any Director may be removed as such, either with or without cause, by the Member. Designation of a Director shall not of itself create contract rights.
     (e) Authority of Board of Directors. In addition to the powers that now or hereafter may be granted to Directors under the Act and to all other powers granted under any other provision of this Agreement, the Board of Directors shall have full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.
     (f) Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and, if so determined, notice thereof need not be given.
     (g) Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by any Director upon at least twenty-four hours notice to the other Directors.
     (h) Telephonic Meetings Permitted. Directors may participate in a meeting of the Board of Directors by means of telephone conference, video conference, internet web-based conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
     (i) Quorum; Vote Required for Action. At all meetings of the Board of Directors, the presence of a majority of the Directors shall constitute a quorum for the transaction of business. The affirmative vote of at least a majority of the Directors present at any meeting at which there is a quorum is required for all acts of the Board of Directors.
     (j) Actions by Board of Directors Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting and without a vote if all of the Directors consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors.
     (k) Compensation of Directors. The salary or other compensation, if any, of the Directors shall be fixed by the Member.
LLC Agreement — Terra LP Holdings LLC

     9. Officers. The Board of Directors may designate one or more persons to be officers of the Company. Officers are not “Managers,” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Board of Directors may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board of Directors. Any officer may be removed as such, either with or without cause, by the Board of Directors. Designation of an officer shall not of itself create contract rights. The Board of Directors hereby designates the following persons to serve as officers of the Company subject to change by the Board of Directors in accordance with the provisions of this Section 8:

Name:	Title:

Michael L. Bennett	President

Daniel D. Greenwell	Vice President and Treasurer

John W. Huey	Vice President and Corporate Secretary

Edward J. Dillon	Vice President

Christopher H. Rasmussen	Vice President

Debra J. Bliven	Assistant Corporate Secretary
     10. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.
     11. Exculpation and Indemnity. The Member, the Directors and officers of the Company shall not be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by him in good faith, unless such act or omission constitutes fraud or willful misconduct or, in the case of a criminal matter, was undertaken with knowledge that the conduct was unlawful. The Company shall indemnify the Member, the Directors or officers of the Company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Member, the Directors or officers of the Company (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Member, the Directors or officers in connection with the Company, unless such act or omission constitutes fraud or willful misconduct or, in the case of a criminal matter, was undertaken with knowledge that the conduct was unlawful.
     12. Liability. The Member, the Directors and the officers of the Company shall not be liable for the debts, obligations or liabilities of the Company.
LLC Agreement — Terra LP Holdings LLC

     13. Bank and Securities Accounts. Funds of the Company shall be deposited in such banks or with such securities intermediaries or other depositories as shall be designated from time to time by the Board of Directors.
     14. Amendments to this Agreement. The power to alter, amend, restate, or repeal this Agreement or adopt a new limited liability company agreement is vested in the Member. This Agreement may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the Member.
     15. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principle of conflict-of-laws.
LLC Agreement — Terra LP Holdings LLC

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date written first above.

MEMBER: TERRA NITROGEN CORPORATION
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

LLC Agreement —Terra LP Holdings LLC
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